Exhibit 99.1
Castellum, Inc. Continues to Reduce Debt

VIENNA, Va., June 06, 2024 (GLOBE NEWSWIRE) -- Castellum, Inc. (the "Company" or "Castellum") (NYSE-American: CTM) ($CTM), a cybersecurity, electronic warfare, and software services company focused on the federal government, announces that it has made its 34th consecutive monthly term loan payment to Live Oak Banking Company ("Live Oak”). Castellum has two remaining payments on an original 36-month term loan, taken out to support an August 2021 acquisition.

Castellum’s total outstanding debt has been reduced to $10.6 million and will continue to decrease with scheduled principal payments on the Live Oak term loan and one other debt over the coming months so that total debt is scheduled to be below $10 million by year-end.

"Deleveraging our balance sheet by steadily reducing debt gives us more resources to support our mission customers, empower employee development, invest in organic growth, and, ultimately, provide a greater return to our shareholders," said Glen Ives, who will become Castellum's CEO on July 1, 2024. "We value our relationship with Live Oak Bank and will continue to maintain a revolver with them after we retire our term loan in early August," he added.

About Castellum, Inc. (NYSE-American: CTM) ($CTM):

Castellum, Inc. is a cybersecurity, electronic warfare, and software engineering services company focused on the federal government - http://castellumus.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company's expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "anticipate," "shooting to," "intend," "in a position," "looking to," "pursue," "positioned," "will," "likely," "would," or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company's expectations for revenue growth, building value, serving our shareholders, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to differ (sometimes materially) from the results expressed or implied in the forward-looking statements, including among others: the Company's ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company's revenue due to a delay in the U.S. Congress approving a federal budget; and the Company's ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") which can be viewed at

Exhibit 99.1
www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or the Company's future performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Contact:
info@castellumus.com
(301) 961-4895

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/4719f124-b6a5-4296-a7a1-c7731485feba